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Statement re: Computation of Per Share Earnings                    Exhibit 11.1

                              STEEL DYNAMICS, INC.

                     COMPUTATION OF NET LOSS PER SHARE FOR
                  YEARS IN THE PERIOD ENDED DECEMBER 31, 1996
                 (amounts in thousands, except per share data)

                                                                          1994              1995             1996
                                                                          ----              ----             ----
Weighted average shares outstanding...............................        20,787            28,083          34,571
Adjustment for Staff Accounting Bulletin No. 83...................         3,892             3,892             -
Dilutive effect for options and warrants                                 N/A (a)            N/A (a)         N/A (a)
                                                                       ---------         ---------         --------

Adjusted weighted average shares outstanding......................        24,679            31,975          34,571
                                                                       =========         =========         =========

Loss before extraordinary loss....................................        (8,880)          (19,888)         (2,559)
Extraordinary loss................................................          -               -               (7,271)
                                                                       ---------         ---------         --------

Net loss..........................................................       $(8,880)         $(19,888)        $(9,830)
                                                                       =========         =========         ========

Loss per share before extraordinary loss..........................          (.36)             (.62)           (.07)
Per share effect of extraordinary loss............................              -            -                (.21)
                                                                       ---------         ---------         --------

Net loss per share................................................     $(0.36)(b)        $(0.62)(b)        (0.28)(b)
                                                                       ==========        ==========       ==========

(a) Net loss per share for the years ended December 31, 1994 and 1995 were calculated by dividing net loss by the weighted average number of shares of common stock outstanding including the anti-dilutive effect of shares issued from September 23, 1995 through September 23, 1996 using the treasury stock method Net loss per share for the year ended December 31, 1996 excludes the anti-dilutive effect of common stock equivalents.

(b) Fully diluted earnings per share is the same as primary earnings per share.


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